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                                                                     Exhibit 8.2



                                        October 27, 2000


Biomatrix, Inc.
65 Railroad Avenue
Ridgefield, New Jersey 07657

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 9.4 of the Agreement and Plan of Merger, dated as of March 6, 2000, as amended by Amendment No. 1 dated as of April 17, 2000, Amendment No. 2 dated as of August 25, 2000, and Amendment No. 3 dated as of October 26, 2000 (the "Agreement") by and among Genzyme Corporation, a Massachusetts corporation ("Genzyme"), Seagull Merger Corporation, a Massachusetts corporation ("Merger Sub"), and Biomatrix, Inc., a Delaware corporation ("Biomatrix"). Pursuant to the Agreement, Biomatrix will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and as a wholly-owned direct subsidiary of Genzyme, in a transaction (the "Merger") in which the existing stockholders of Biomatrix will receive cash and Genzyme common stock in exchange for their issued and outstanding shares of Biomatrix common stock. You have requested our opinion as to certain federal income tax consequences anticipated to follow from implementation of the Agreement. Capitalized terms not defined herein have the respective meanings set forth in the Agreement.

For purposes of our opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the joint proxy statement/prospectus dated October 27, 2000 (the "Proxy/Prospectus") included in the amended registration statement on Form S-4 filed with the Securities and Exchange Commission on October 27, 2000 by Genzyme in connection with the Merger, and related documents (collectively, the "Documents"). In that examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies, including electronic copies.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations and statements of the various parties set

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Biomatrix, Inc.
October 27, 2000
Page 2


forth in the Documents and in certificates from Genzyme, Merger Sub, and Biomatrix dated the date hereof and delivered to us in connection with this opinion (the "Certificates"). Our opinion assumes that all representations and statements set forth in the Documents and in the Certificates are true, correct, and complete as of the dates made and as of the date hereof and will remain true through and at the Effective Time. Our opinion is limited solely to the provisions of the federal Internal Revenue Code as now in effect (the "Code"), and the regulations, rulings, and interpretations thereof in force as of this date and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

On the basis of and subject to the foregoing, assuming due adoption and implementation of the Agreement in accordance with its terms and consistent with the representations set out in the Documents and Certificates (and without any waiver or modification of any thereof), we are of the opinion that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that each of Genzyme and Biomatrix will be a party to the reorganization within the meaning of Section 368(b) of the Code.

This opinion is being delivered solely to you for your use, and for the use of your shareholders, in connection with the Merger. It may not be made available to or relied upon by any other person or entity, or used for any other purpose without our prior written consent. We hereby consent to the filing of the opinion as an exhibit to the registration statement on Form S-4 filed with the Securities and Exchange Commission by Genzyme in connection with the Merger.

                                                     Very truly yours,


                                                     /s/ Bingham Dana LLP